Exhibit 99.1
ABM COMPLETES ACQUISITION OF ONESOURCE

SAN FRANCISCO — Nov. 14, 2007 — ABM Industries Incorporated (NYSE: ABM) today announced the completion of its previously announced acquisition of OneSource Services Inc. (London AIM: OSS) for $365 million in cash.
“We are very pleased to complete this transaction, which provides value to shareholders, service to customers and opportunities for employees,” said Henrik Slipsager, ABM president and chief executive officer. “We welcome our new colleagues to ABM as we work to accelerate our growth strategy.”
In connection with the transaction, shares of OneSource common stock ceased trading on the London AIM as of the market close on November 14, 2007, and former OneSource shareholders will receive $84.27 in cash for each share of OneSource common stock held.
Shareholders of OneSource who hold stock certificates will receive instructions from a paying agent appointed by ABM concerning how and where to forward their certificates for payment and shareholders should await this information before surrendering their shares. Shareholders of
OneSource who hold shares through a broker, bank or other nominee will not need to take any action to have shares converted into cash, as this will be handled by the broker, bank or other nominee.
About ABM
ABM Industries Incorporated (NYSE:ABM) is among the largest facility services contractors listed on the New York Stock Exchange. With fiscal 2006 revenues in excess of $2.7 billion and more than 75,000 employees prior to the OneSource merger, ABM provides janitorial, parking, security, engineering and lighting services for thousands of commercial, industrial, institutional and retail facilities in hundreds of cities across the United States and British Columbia, Canada. The ABM Family of Services includes ABM Janitorial Services; Ampco System Parking; ABM Security Services; ABM Facility Services; ABM Engineering; and Amtech Lighting Services.
Cautionary Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements that set forth management’s anticipated results based on management’s plans and assumptions. Any number of factors could cause the Company’s actual results to differ materially from those anticipated. These risks and uncertainties include, but are not limited to: (1) the risk that the businesses will not be integrated successfully; (2) the risk that the cost savings and synergies from the merger may not be fully realized or may take longer to realize than expected; (3) the risk that disruption from the merger may make it more difficult to maintain relationships with clients; (4) the risk that the merger may involve unexpected costs; (5) the possibility that the businesses may suffer as a result of the merger; and (6) other issues and uncertainties beyond ABM’s control. Additional information regarding these and other risks and uncertainties ABM faces is contained in ABM’s Annual Report on Form 10-K for the year ending October 31, 2006 and quarterly reports on Form 10-Q filed since such date and in other reports it files from time to time with the Securities and Exchange Commission. ABM does not undertake any obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.
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Contact:
ABM Industries Incorporated
David L. Farwell (Senior Vice President, Chief of Staff and Treasurer)
(415) 733-4000 or E-mail: dfarwell@abm.com